UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Schedule 14A

___________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FRESH VINE WINE, INC.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

FRESH VINE WINE, INC.
P.O. Box 78984
Charlotte, NC 28271

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 13, 2023

TO THE STOCKHOLDERS OF FRESH VINE WINE, INC.:

NOTICE IS HEREBY GIVEN that the 2023 annual meeting of stockholders (the “annual meeting”) of Fresh Vine Wine, Inc. (the “Company”) will be held on Wednesday, December 13, 2023, at 10:00 a.m. prevailing Eastern time, at 4539 Hedgemore Dr., Charlotte, NC 28209, or at any adjournment or adjournments thereof, for the following purposes:

1.      To elect the four nominees for director named in the accompanying proxy statement (the “proxy statement”) to hold office until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

2.      To ratify the appointment of Wipfli LLP as the independent registered public accounting firm of the Company for fiscal 2023 (Proposal 2); and

3.      To transact any other business as may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the annual meeting is October 31, 2023. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,
/s/ Michael Pruitt
Michael Pruitt, Interim Chief Executive Officer

November 6, 2023

Your vote is important. Whether or not you attend the annual meeting, it is important that your shares be represented. You may vote your proxy through the Internet, by phone or by mail by completing and returning the proxy card mailed to you. Voting instructions are printed on your proxy card and included in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 13, 2023

The proxy statement for the annual meeting and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, each of which is included with this Notice, are also available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting. To view the proxy statement and Annual Report on Form 10-K on the Internet, visit https://www.edocumentview.com/VINE.

i

FRESH VINE WINE, INC.
P.O. Box 78984
Charlotte, NC 28271

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held on December 13, 2023

These proxy materials are being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Fresh Vine Wine, Inc. for use at the annual meeting of stockholders (the “annual meeting”) to be held on Wednesday, December 13, 2023, at 10:00 a.m. prevailing Eastern time, at 4539 Hedgemore Dr., Charlotte, NC 28209, and at any adjournments or postponements of the annual meeting.

Except where the context otherwise requires, references to “Fresh Vine Wine,” “the Company,” “we,” “us,” “our” and similar terms refer to Fresh Vine Wine, Inc. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our common stock, par value $0.001 per share (our “common stock”) and our Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”).

This proxy statement summarizes information about the proposals to be considered at the annual meeting and other information you may find useful in determining how to vote. The proxy card is a means by which you actually authorize the proxies to vote your shares in accordance with your instructions.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are providing you with these proxy materials because the board of directors (the “Board of Directors” or the “Board”) of Fresh Vine Wine, Inc. (sometimes referred to as “we,” “us,” “our” or the “Company”) is soliciting your proxy to vote at the 2023 annual meeting of stockholders, including at any adjournments or postponements thereof (the “annual meeting”). The annual meeting will be held on Wednesday, December 13, 2023, at 10:00 a.m. prevailing Eastern time, at 4539 Hedgemore Dr., Charlotte, NC 28209. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about November 6, 2023, to all stockholders of record entitled to vote at the annual meeting.

Am I allowed to attend the Special Meeting in person?

Stockholders may attend the annual meeting in person. Any stockholder who desires to attend in person is kindly asked to provide advance written notice to chris@freshvinewine.com.

Who can vote at the annual meeting?

Only stockholders of record, including holders of our common stock and holders of our Series A Convertible Preferred Stock, at the close of business on October 31, 2023 will be entitled to vote at the annual meeting. On the record date, there were 15,976,227 shares of common stock and 8,000 shares of Series A Preferred Stock outstanding and entitled to vote. A list of such holders will be open to the examination of any stockholder for any purpose germane to the annual meeting for a period of ten (10) days prior to the annual meeting. Please contact our Chief Financial Officer to make arrangements to inspect the list.

Stockholder of Record — Shares Registered in Your Name:    If on the record date, your shares were registered directly in your name with our transfer agent, Computershare (or registered directly in your name on the books and records of the Company with respect to the Series A Preferred Stock), then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting or vote by proxy prior to the annual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy through the Internet, by phone or using a proxy card to ensure your vote is counted.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If on the record date, your shares were not registered in your name, but instead are held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. Since you are not the stockholder of record, however, you may not vote your shares at the annual meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.      The election of four directors (Proposal 1); and

2.      Ratification of the appointment of Wipfli LLP act as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 (Proposal 2).

What if another matter is properly brought before the annual meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

With respect to Proposal 1, you may vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any of the nominees you specify. With respect to the other proposal(s), you may vote “For” or “Against,” or you may abstain from voting.

Stockholder of Record — Shares Registered in Your Name:    If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card, or vote by proxy via telephone or the Internet. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote your shares even if you have already voted by proxy:

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•        To vote online before the annual meeting, go to www.investorvote.com/VINE and transmit your voting instructions up until 1:00 a.m. Eastern time on December 13, 2023. Have your proxy card in hand when you access the web site and follow the instructions to vote your shares.

•        To vote over the telephone, call 1-800-652-VOTE (8683) until 1:00 a.m. Eastern time on December 13, 2023. Have your proxy card in hand when you place your call and follow the instructions to vote your shares.

Beneficial Owner — Shares Registered in the Name of a Broker or Bank:    If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may be able to vote over the Internet or by telephone as instructed by your broker or bank. To vote at the annual meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide Internet and telephone proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet or telephone access, such as usage charges from Internet or telephone access providers.

How many votes do I have?

Pursuant to the rights of our stockholders contained in our charter documents, each share of our common stock is entitled to one vote on all matters listed in this proxy statement.

As previously announced, on August 2, 2023, we entered into a Securities Purchase Agreement with two accredited investors pursuant to which we agreed to issue and sell shares of Series A Preferred Stock. The investors, collectively, purchased 4,000 shares of Series A Preferred Stock at an initial closing (the “Initial Closing”) that occurred on August 2, 2023, and purchased an additional 4,000 shares of Series A Preferred Stock at a second closing (the “Second Closing”) that occurred on September 7, 2023. The rights and preferences of the Series A Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, as amended, filed as exhibits to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2023.

The holders of Series A Preferred Stock will vote with the common stock as a single class on all matters being submitted to a vote of stockholders at the annual meeting. The shares of Series A Preferred Stock vote on an adjusted as-converted to common stock basis. For purposes of determining voting rights, each share of Series A Preferred Stock is convertible into the number of shares common stock (“Conversion Shares”) calculated by dividing the “Stated Value” of $100.00 (plus the amount of accrued dividends on such shares of Series A Preferred Stock) by an assumed conversion price of $0.47, taking into account (if applicable) the conversion limitations resulting from the Exchange Share Cap and the Individual Holder Share Cap described below. Under the “Exchange Cap,” the total number of shares of common stock issuable upon conversion of outstanding shares of Series A Preferred Stock (when added to any shares of common stock previously issued in respect of accrued dividends on the Series A Preferred Stock), may not exceed 3,179,269 shares (which represents 19.9% of the Company’s issued and outstanding common stock immediately prior to the date on which shares of Series A Preferred Stock were ﬁrst issued). Under the Individual Holder Share Cap, no holder of Series A Preferred Stock may acquire Conversion Shares if the issuance thereof would result in the converting holder beneﬁcially owning in excess of 19.9% of the number of shares of common stock outstanding immediately after giving eﬀect to the issuance. As of the record date, and taking into account the amount of accrued dividends on the Series A Preferred Stock and the conversion restrictions discussed above, (1) each share of Series A Preferred Stock issued at the First Closing is entitled to 219.15 votes on all matters listed in this proxy statement, and (2) each share of Series A Preferred Stock issued at the Second Closing is entitled to 216.60 votes on all matters listed in this proxy statement.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, through the Internet or by voting electronically at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all four nominees for director, and “For” the ratification of the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. If any other matter is properly presented at the annual meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using your proxyholder’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under NYSE rules.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and, therefore, we expect broker non-votes to exist in connection with such proposal. Broker non-votes will have no effect on Proposal 1.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date (which automatically revokes the earlier proxy).

•        If you have voted by telephone or Internet, you may cast a new vote by telephone or over the Internet as instructed above.

•        You may send a timely written notice that you are revoking your proxy to our Secretary at our principal executive offices at P.O. Box 78984, Charlotte, NC 28271.

•        You may attend the annual meeting to vote in person. Attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count, for the proposal to elect directors (Proposal 1), votes “For,” “Withhold” and broker non-votes; and with respect to ratifying the appointment of Wipfli LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 (Proposal 2) and all other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will have the same effect as “Against” votes on Proposal 2 and will have no effect on Proposal 1. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for any of the director nominees.

Is cumulative voting permitted for the election of directors?

No. You will not be permitted to cumulate your votes for the election of directors. Under Nevada law, stockholders are not entitled to cumulative voting rights unless a corporation’s certificate of incorporation authorizes such rights. The Company’s certificate of incorporation does not authorize cumulative voting rights for stockholders.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal No.	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors

Directors will be elected by a plurality of the votes cast by the holders of shares present or represented by proxy and entitled to vote on the election of directors. The four nominees receiving the most “For” votes will be elected as directors.

			No effect	No effect
2	Ratification of the appointment of Wipfli as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023	“For” votes from the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the matter.	Against	Not applicable(1)

____________

(1)      This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are deemed present at the annual meeting in person or represented by proxy. On the record date, there were 15,976,227 shares of common stock and 8,000 shares of Series A Preferred Stock outstanding and entitled to vote, with each share of Series A Preferred Stock entitled to the number of votes set forth above under “How many votes do I have?” Thus, the holders of shares entitled to 8,859,605 votes must be deemed present in person or represented by proxy at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares deemed present at the annual meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the Securities and Exchange Commission within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our business currently operates under the direction of a four member Board. Each director’s term of office will expire at the annual meeting. The four existing directors, each of which has been nominated by the Board of Directors for re-election at the annual meeting, are listed below. The age of each director nominee listed in the table below is as of October 31, 2023.

Director Nominee	Age	Positions	Director Since
Eric Doan	44	Director	2021
Michael Pruitt	63	Director	2021
Brad Yacullo	60	Director	2021
David Yacullo	57	Director	2021

If re-elected, each nominee has consented to serve as a director of the Company, to hold office until the next annual meeting of stockholders, or until his successor is elected and shall have qualified. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the annual meeting. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for that director nominee may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the annual meeting.

Information relating to each nominee for election as director, including period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.

Vote Required

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nominees receiving the highest number of “For” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named above.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees as director.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with the duties set forth in its written charter, the audit committee of our Board of Directors has appointed Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. A representative of Wipfli LLP is not expected to attend this year’s annual meeting. To the extent that a representative of Wipfli LLP does attend this year’s annual meeting, he or she will be available to respond to appropriate questions from stockholders, and will have the opportunity to make a statement if he or she desires to do so.

We are not required by statute or our bylaws or other governing documents to obtain stockholder ratification of the appointment of Wipfli LLP as our independent registered public accounting firm. The audit committee has submitted the appointment of Wipfli LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the audit committee may reconsider its selection. Notwithstanding the proposed ratification of the appointment of Wipfli LLP by the stockholders, the audit committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the audit committee determines that such a change would be in our best interests and the best interests of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Wipfli LLP as our independent registered public accounting firm for fiscal 2023. Abstentions will be counted toward the vote total for Proposal 2 and will have the same effect as “Against” votes.

Principal Accountant Fees and Services

The following table presents the aggregate fees billed to us by Wipfli LLP for the fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees(1)	$165,000	$165,000
Audit-Related Fees(2)	0	0
Tax Fees(3)	0	0
All Other Fees(4)	0	0
	$165,000	$165,000

____________

(1)      Audit Fees were principally for services rendered for the audit of our financial statements, reviews of our interim financial statements, the issuance of accountant consents, and services that are normally provided by Wipfli LLP in connection with the financial statement audit. Audit Fees for 2021 also included fees for the review of our registration statement on Form S-1 for our initial public offering, and for the issuance of comfort letters.

(2)      Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(3)      Tax Fees consist of fees for tax compliance, tax advice, and tax planning.

(4)      All Other Fees typically consist of fees for permitted non-audit products and services provided.

Audit Committee Pre-approval Policy and Procedures

Pursuant to the audit committee charter, the audit committee reviews and approves, the scope and plans for the audits and the audit engagement fees and terms and approves in advance, all audit and non-audit and tax services to be performed by the independent auditor that are not otherwise prohibited by law or regulations and any associated fees. Following the adoption of the pre-approval policy, the audit committee has pre-approved all services performed by the independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of Wipfli LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

CURRENT DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Our Board of Directors

Set forth below are the names and certain information about each of our directors as of October 31, 2023. The information presented includes each director’s age, principal occupation and business experience for the past five years and the names of other public companies of which he or she has served as a director during the past five years. In addition, the table contains information about the specific and particular experience, qualifications, attributes or skills of each current director and each nominee for director at the annual meeting that led the nominating and corporate governance committee of our Board of Directors to believe that each nominee for director at the annual meeting should serve on the board following election at the annual meeting.

Name	Positions and Offices Held	Director Since	Age
Eric Doan	Director	2021	44
Michael Pruitt	Director	2021	63
Brad Yacullo	Director	2021	60
David Yacullo	Director	2021	57
Name of Director and/or Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships of Public Companies
Eric Doan

Eric Doan joined the Company’s Board of Directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Doan serves as Chief Financial Officer of Orchard Software Corporation, a position he has held since April 2020. Before joining Orchard Software, Mr. Doan previously held Chief Financial Officer and Chief Operating Officer positions in private equity-backed companies, most recently as Chief Financial Officer of Edmentum Inc. from July 2018 through March 2020, Chief Financial Officer of myON by Renaissance from May 2017 to July 2018, and Chief Operating Officer of Jump Technologies, Inc. from September 2016 to May 2017. Mr. Doan holds bachelor’s degrees in Zoology and Classical Humanities and a Master of Business Administration (MBA) from Miami University.

The Board believes that Mr. Doan’s finance and operational executive experience qualifies him to serve as a Company director and his current and previous Chief Financial Officer experience qualifies Mr. Doan to serve on Audit Committee as an “audit committee financial expert” and (together with other Audit Committee member(s)) to assist the Board in overseeing the Company’s financial and accounting functions and evaluating the Company’s internal controls over financial reporting.

Michael Pruitt

Mr. Pruitt joined the Company’s Board of Directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Pruitt founded Avenel Financial Group, a boutique financial services firm concentrating on emerging technology company investments in 1999. In 2001, he formed Avenel Ventures, a technology investment and private venture capital firm. In February 2005, Mr. Pruitt formed Chanticleer Holdings, Inc., then a public holding company (now known as Sonnet BioTherapeutics Holdings, Inc.), and he served as Chairman of the Board of Directors and Chief Executive Officer until April 1, 2020, at which time the restaurant operations of Chanticleer Holdings were spun out into a new public entity, Amergent Hospitality Group, Inc., where Mr. Pruitt continues to serve as its Chairman and Chief Executive Officer. Mr. Pruitt has been a member of the Board of Directors of IMAC Holdings, Inc. (Nasdaq- IMAC) since October 2020 and currently serves on its Compensation Committee and as Chair of its Audit Committee. Mr. Pruitt also served as a director on the board of Hooters of America, LLC from 2011 to 2019. Mr. Pruitt received a B.A. degree from Costal Carolina University. He currently sits on the Board of Visitors of the E. Craig Wall Sr. College of Business Administration, the Coastal Education Foundation Board, and the Athletic Committee of the Board.

Name of Director and/or Nominee	Principal Occupation, Business Experience for the Past Five Years and Directorships of Public Companies

The Board believes that Mr. Pruitt’s business acumen, his leadership experience and his experience serving on boards of directors and board committees of several public reporting companies qualifies him to serve as a director of the Company and makes him a valuable member of our Board.

Brad Yacullo

Brad Yacullo joined the Company’s Board of Directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Yacullo co-founded Agra Energy in March 2017 and serves as its Chief Operating Officer. Agra Energy is a company that converts dairy manure into a renewable sulfur free synthetic fuel. Mr. Yacullo joined ACE Outdoor, a boutique outdoor media company, in 2007 and served as a partner until the company was sold in September 2021.. Previously, Mr. Yacullo served as Sales Executive at Cisco Systems from January 1995 until January 2003. Mr. Yacullo began his career in January 1991 at Platinum Technology, where he sold enterprise level software to many industries. Mr. Yacullo holds a Bachelor of Science degree in Business Administration, with a major in information systems, from Drake University.

The Board believes that Mr. Yacullo’s start-up company experience and his executive sales experience provides him with insight to help guide the Board’s decisions and qualifies him to serve as a director of the Company.

David Yacullo

David Yacullo joined the Company’s Board of Directors on December 13, 2021, which was the effective date of the registration statement for the Company’s initial public offering. Mr. Yacullo currently serves as Owner/Chairman of Outdoor Solutions, LLC since 2018. Prior to that, Mr. Yacullo served as Chief Revenue Officer of Van Wagner Outdoor, a position he held from 2019 through 2022, until the company was sold to Outfront Media. From 2016 until 2018, Mr. Yacullo served as Chief Revenue Officer of Holt Media Companies, Inc. Prior to that, Mr. Yacullo founded Outdoor Media Group (OMG) in 2001 and served as its Chief Executive Officer from 2003 until 2016. Mr. Yacullo began his career working for Outdoor Services Inc. (OSI) from 1989 through 2001, where he served in various positions, including as its President.

The Board believes that Mr. Yacullo’s executive management experience and history of focusing on revenue growth while serving as Chief Revenue Officer for multiple companies positions him to provide oversight of the Company’s revenue growth initiatives and qualifies him to serve as a director of the Company.

Our Executive Officers

The following table sets forth certain information concerning our executive officers as of October 31, 2023.

Name	Position(s)	Age
Michael Pruitt	Interim Chief Executive Officer	63
Keith Johnson	Interim Chief Financial Officer and Secretary	65
Rick Nechio	President and Head of Sales	45

Name of Officer	Principal Occupation, Business Experience For the Past Five Years and Directorships of Public Companies
Michael Pruitt Interim Chief Executive Officer	Mr. Pruitt’s biography is included above under the section titled “Our Board of Directors.”
Keith Johnson Interim Chief Financial Officer and Secretary

Mr. Johnson is an accomplished senior executive and corporate officer with experience in business and technology management, accounting systems, financial controls, business development and management intelligence. Most recently, Mr. Johnson served as Chief Financial Officer of Watertech Equipment & Sales until 2020. Previously, Mr. Johnson served as the Manager of Business Development for Hudson Technologies from November 2012 through September 2013. From August 2010 through November 2012, Mr. Johnson was President of Efficiency Technologies, Inc., the wholly owned operating subsidiary of Efftec International, Inc. He was the President and Chief Executive Officer of YRT² (Your Residential Technology Team) in Charlotte, North Carolina since 2004. Mr. Johnson has a BS in Accounting from Fairfield University in Fairfield, Connecticut. Mr. Johnson serves on the board of directors of Amergent Hospitality Group Inc. and as chairman of its audit committee and a member of its compensation committee. Mr. Johnson previously served on the board of directors of Chanticleer from April 2007 through March 31, 2020 and also served as the chairman of its audit committee and a member of its compensation committee.

Rick Nechio President and Head of Sales

Mr. Nechio is a co-founder of the Company who served as Chief Marketing Officer from its inception through July 2021, has served as its President since August 2021 and served as interim Chief Executive Officer from June 2022 until April 25, 2023. Mr. Nechio currently serves as President and Head of Sales. Mr. Nechio also served as a director of the Company until February 20, 2023. Mr. Nechio was also a Founding Partner of Appellation Brands LLC and served as a Founding Partner of Nechio & Novak, LLC, and has served as Chairman of Nechio Network, a brand accelerator formed in 2016. Prior the Company’s inception, Mr. Nechio served as Vice President Business Development for FitVine Wine from February 2017 to February 2019, and held various positions at Anheuser-Busch InBev, including North American Zone Director Transit from January 2015 to January 2017, Director Retail Development, Trade Relations and Trade Communications from October 2011 to December 2014, and Director, National Retail Sales from May 2010 to October 2011. Mr. From 2007 to 2010, Mr. Nechio piloted an Anheuser-Busch USA High End chain selling program for the Stella Artois brand. Mr. Nechio was also part of the team that developed the Michelob Ultra disruptive brand strategy. Mr. Nechio holds a Bachelor of Science, Business Administration degree from University Veiga de Almeida and has completed an Executive Education Program, Driving Profitability Growth offered by Harvard Business School.

Family Relationships

Messrs. Brad and David Yacullo, two of our directors, are brothers. There are no other family relationships between any of the other directors or executive officers.

EXECUTIVE COMPENSATION

This section provides an overview of the compensation of (i) each individual who served as our principal executive officer during 2022, (ii) our two most highly compensated other executive officers who were serving as executive officers at the end of 2022 and who received total compensation of more than $100,000 during such year, and (iii) up to two additional individuals that would have qualified under clause (ii) above but for the fact that they were not serving as executive officers at the end of 2022. We refer to these individuals as our “named executive officers.” Our named executive officers are:

•        Rick Nechio, President and Former Interim Chief Executive Officer;

•        Elliot Savoie, Former Chief Financial Officer and Secretary;

•        Janelle Anderson, Former Chief Executive Officer; and

•        Ellen Scipta, Former Chief Financial Officer

Mr. Nechio continues to work for the Company as President and Head of Sales, a position he resumed in April 2023 after serving as interim Chief Executive Officer since June 2022. Our other named executive officers are no longer employed by us. Pursuant to an Employment Transition and Consulting Agreement with the Company, as amended, Mr. Savoie served as an employee of the Company until December 1, 2022 and then served as a consultant through March 31, 2023. Ms. Anderson’s employment with the Company terminated on June 8, 2022. Ms. Scipta’s employment with the Company terminated on June 24, 2022.

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us during fiscal years 2022 and 2021.

Name and principal Position	Year	Salary(1)		Bonus	Stock Awards(6)		Option Awards(6)		Non-equity incentive plan compensation		All other compensation		Total compensation(1)
Rick Nechio(2)	2022	$268,750		$0	$0	(7)	$0		$0		$0		$268,750
President and Former Interim Chief Executive Officer	2021	$116,667		$0	$0		$19,512	(8)	$0		$0		$136,179
Elliot Savoie(3)	2022	$178,333	(9)	$0	$0		$167,232	(10)	$0		$0		$345,565
Former Chief Financial Officer	2021	$233,083		$0	$721,556	(11)	$0		$0		$0		$954,639
Janelle Anderson(4)	2022	$125,000		$0	$0	(7)	$1,153,405	(12)	$400,000	(13)	$0		$1,678,405
Former Chief Executive Officer	2021	$150,897		$0	$382,000	(14)	$0		$400,000		$0		$932,897
Ellen Scipta(5)	2022	$53,125		$0	$330,000	(15)	$516,896	(16)	$0		$127,500	(17)	$1,027,521
Former Chief Financial Officer

____________

(1)      Prior to the completion of our initial public offering on December 17, 2021, Rick Nechio and Elliot Savoie were employed and paid by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak, former Executive Chairman of the Company, and his affiliates. The amounts set forth for Messrs. Nechio and Savoie in the table above include the portion of their overall compensation from Rabbit Hole Equity, L.L.C. that was allocated to the Company. Upon completion of our initial public offering, Messrs. Nechio and Savoie became employees of the Company.

(2)      Rick Nechio served as Chief Marketing Officer through July 2021, has served as President since August 2021 and served as interim Chief Executive Officer from June 13, 2022 until April 25, 2023. Mr. Nechio currently serves as President and Head of Sales.

(3)      Mr. Savoie served as Chief Financial Officer and Secretary of the Company until March 31, 2021, when he began serving as Head of Corporate Development and Ventures. Mr. Savoie was appointed interim Chief Financial Officer on June 30, 2022 and served in that capacity until August 31, 2022. Pursuant to an Employment Transition and Consulting Agreement with the Company, as amended, Mr. Savoie continued to serve as an employee of the Company until December 1, 2022 and then served as a consultant through March 31, 2023.

(4)      Janelle Anderson commenced employment with the Company as Chief Marketing Officer on August 1, 2021 and was appointed as Chief Executive Officer on September 17, 2021. Ms. Anderson’s employment with the Company terminated on June 8, 2022.

(5)      Ellen Scipta commenced employment with the Company and was appointed Chief Financial Officer effective March 30, 2022. Ms. Scipta’s employment with the Company terminated on June 24, 2022.

(6)      These amounts represent compensation expense recognized for financial statement purposes under ASC Topic 718. For a discussion of the assumptions relating to our valuations of these stock awards and stock options, please see Note 9 to the interim financial statements included in this prospectus. These amounts reflect our accounting expense for these stock awards and stock options and do not correspond to the actual value that may be recognized by the named executive officer.

(7)      Excludes the grant date fair value of 10,000 restricted stock units granted on March 2, 2022 in connection with service on our Board of Directors.

(8)      Reflects the grant date fair value of options granted on November 30, 2021.

(9)      Includes compensation earned by Mr. Savoie during 2022 as a Company consultant from and after December 1, 2022.

(10)    Reflects the grant date fair value of a 69,892 share stock option granted on September 1, 2022.

(11)    Reflects the grant date fair value of 125,926 restricted stock units granted on December 17, 2021.

(12)    Reflects the grant date fair value of a 427,001 share stock option granted on March 11, 2022.

(13)    Includes non-equity incentive plan compensation earned in 2022 and paid in 2023.

(14)    Reflects the grant date fair value of Class F Units of Fresh Grapes, LLC granted to Ms. Anderson on August 1, 2021, which converted into 67,676 upon the Company’s conversion to a corporation in December 2021.

(15)    Reflects the grant date fair value of 100,000 restricted stock units granted on March 30, 2022.

(16)    Reflects the grant date fair value of a 200,000 share stock option granted on March 30, 2022.

(17)    Reflects cash severance payments made to Ms. Scipta under a Separation Agreement entered into following the termination of her employment in June 2022.

Narrative Disclosure to Summary Compensation Table

Rick Nechio and Elliot Savoie were employed by us during 2022 and 2021 pursuant to unwritten employment arrangements pursuant to which each received a base salary, which is subject to adjustment, from time to time, at the discretion of our Board of Directors. Upon our initial public offering in December of 2021, Messrs. Nechio and Savoie each began receiving annual base salaries of $300,000. On February 1, 2022, Mr. Savoie’s annual base salary was reduced to $220,000. Effective October 15, 2022, Mr. Nechio’s annual base salary was reduced to $150,000. Messrs. Nechio and Savoie did not receive bonus payments for 2022 or 2021.

Effective December 17, 2021, the Company granted 125,926 restricted stock units (“RSUs”) to Elliot Savoie under the Company’s 2021 Equity Incentive Plan. Each RSU represented the right to receive one share of Common Stock from the Company upon vesting, with vesting occurring on June 11, 2022 (180 days after the date of the final prospectus for our initial public offering).

Mr. Savoie served as Chief Financial Officer from October 2019 until March 31, 2022, as Head of Corporate Development and Ventures until June 30, 2022, and then as interim Chief Financial Officer from June 30, 2022 until August 1, 2022. Effective September 1, 2022, the Company entered into an Employment Transition and Consulting Agreement with Mr. Savoie (the “Transition Agreement”) pursuant to which he remained employed by the Company through November 30, 2022 in order to provide for an orderly transition of his roles and responsibilities within the Company. During such period of employment, Mr. Savoie received an annualized salary of $100,000. The Transition Agreement further provided for the Company’s engagement of Mr. Savoie as a consultant for a nine month period commencing December 1, 2022 and expiring August 31, 2023, during which time the Company agreed to pay Mr. Savoie a $5,000 monthly consulting fee. On the September 1, 2022 effective date of the Transition Agreement, the Company granted Mr. Savoie a stock option to purchase 69,892 shares of common stock at a per share exercise price equal to $3.04 (the fair market value of the Company’s common stock on the date of grant). The stock option vested with respect to 3,584 shares on the last calendar day of September, October and November of 2022, and the balance of the stock option vests in monthly installments as nearly equal as possible (approximately 6,571 shares each) on the last calendar day of each month from December 2022 through August 2023. On March 20, 2023, the Company and Mr. Savoie entered into an Amendment to the Transition Agreement (the “Amendment”) pursuant to which the parties agreed that the consulting period (and the Company’s obligation to make monthly consulting payments) would terminate on March 31, 2023. In exchange for accelerating the expiration of the consulting period, the Company agreed to forgive Mr. Savoie’s obligation to pay approximately $101,000 owed by him to the Company, which the parties previously agreed would be payable on or prior to March 1, 2024.

Janelle Anderson commenced employment with the Company as Chief Marketing Officer on August 1, 2021 and was appointed as Chief Executive Officer on September 1, 2021. Pursuant to her employment agreement, which is described below, the Company paid Ms. Anderson an annual base salary of $400,000 from August 1, 2021 until September 17, 2021, and a base salary of $300,000 for the remainder of 2021. In each of January 2022 and 2023, the Company also paid Ms. Anderson $400,000 for achieving all performance objectives under the annual incentive cash bonus plan set forth in her employment agreement, which objectives related to increases in the number of points of distribution to which the Company sells its wine. Ms. Anderson’s employment agreement contemplated that the Company would, on the initial closing date of its initial public offering, grant her an option to purchase 427,001 shares of common stock that is exercisable at the initial public offering price; however such stock option was not granted at the time of the initial public offering because the vesting criteria had not been established. As a result, the fair value of the option is not reflected in the Summary Compensation Table. On March 11, 2022, the Company granted Ms. Anderson a stock option to purchase up to 427,001 shares of common stock, which option had an exercise price equal to $3.47 per share (which is the closing price of the Company’s common stock on the date of grant) and was scheduled to vest in three instalments in amounts as nearly equal as possible on the six month, one year and two year anniversaries of the date of grant subject to her continuing to be employed by the Company through the applicable vesting date. The stock option granted on March 11, 2022 was in lieu of (and not in addition to) the stock option contemplated by Ms. Anderson’s employment agreement. Ms. Anderson’s employment with the Company terminated on June 8, 2022, and the entire 427,001 share stock option terminated unvested.

Ellen Scipta commenced employment with the Company and was appointed Chief Financial Officer effective March 30, 2022. Pursuant to her employment agreement, which is described below, the Company paid Ms. Scipta an annual base salary of $255,000. Upon commencement of her employment on March 30, 2022, Ms. Scipta was granted (i) a 100,000 share restricted stock award, which was subject to transfer and forfeiture restrictions, one-third of which lapsed on the date of grant, and one-third of which was schedule to lapse on each of the one-year and two-year anniversary of the date of grant, and (ii) a 200,000 share stock option award, one-third of which vested on the date of grant, and one-third of which was scheduled to vest on each of the one-year and two-year anniversary of the date of grant. The stock option had an exercise price equal to $3.30 (the fair market value of the Company’s common stock on the date of grant).

Ms. Scipta’s resigned and her employment with the Company terminated on June 24, 2022. In connection with the termination of her employment, the Company entered into a Separation Agreement and Release with Ms. Scipta (the “Release”) pursuant to which, among other things, the Company agreed to provide Ms. Scipta with certain separation benefits, including a cash payment equal to six months of her base salary and a prorated portion of her target annual incentive bonus for 2022 (based upon the number of days that she was employed by the Company during 2022), and reimbursement of fees incurred by Ms. Scipta for third-party outplacement organization services.

Employment Agreements

Janelle Anderson Employment Agreement

Effective August 1, 2021, the Company entered into an employment agreement with Janelle Anderson pursuant to which Ms. Anderson initially served as Chief Marketing Officer and was paid an annualized base salary of $400,000. This agreement was amended and restated effective September 1, 2021, at which time Ms. Anderson was appointed as Chief Executive Officer, and further amended and restated effective September 17, 2021, at which time her annualized base salary was reduced to $300,000. The agreement, as further amended and restated, provided that during the period from September 17, 2021 through December 31, 2021, and during each calendar year thereafter while she was employed under the agreement (each a “performance period”), Ms. Anderson would be eligible to receive a $100,000 incentive cash bonus each time that the number of points of distribution to which the Company sells its wine is increased by 100 over the number of points of distribution to which the Company sells its wine at the commencement of the applicable performance period, up to a maximum of $400,000 per performance period. For such purposes, “points of distribution” included on-premise outlets (e.g., bars, restaurants, arenas and similar venues) and off-premise outlets (e.g., grocery, liquor and convenient stores and similar outlets). Ms. Anderson was eligible to receive additional discretionary bonuses based upon her performance on behalf of the Company and/or the Company’s performance in such amounts, in such manner and at such times as determined by the Board of Directors. Ms. Anderson was also eligible to participate in the standard benefits which the Company generally provided to its full-time employees under its applicable plans and policies.

Upon commencement of her employment, Ms. Anderson was granted units representing a 0.75% equity interest in the Company, calculated as of August 1, 2021 (the effective date of the employment agreement), which converted into 67,676 shares of the Company’s common stock upon the Company conversion to a corporation in December 2021 (the “LLC Conversion”). Ms. Anderson was entitled to receive an additional 33,838 shares of common stock

(representing a 0.3725% equity interest in the Company, calculated as of August 1, 2021) upon each of two milestone events, provided that she remained employed by the Company on the date on which the applicable milestone event is achieved. The first milestone was to be satisfied upon the Company achieving a market capitalization of at least $225 million, and the second milestone was to be satisfied upon the later to occur of the Company achieving a market capitalization of at least $300 million and the Company’s completion of a secondary underwritten public offering of its common stock pursuant to an effective registration statement under the Securities Act.

Under her employment agreement, if Ms. Anderson’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Anderson resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she signed and did not revoke a release agreement, she would have been entitled to receive severance in the form of continued base salary payments over a period of six months. In addition, if Ms. Anderson’s employment was terminated by the Company (or its successor) for a reason other than for Cause or as a result of her death or disability, or she voluntarily terminated her employment for Good Reason, in either case within twelve months following the occurrence of a Change in Control (as defined in the employment agreement) or within 90 days prior to a Change in Control, the vesting of all outstanding unvested equity-based incentive awards would have accelerated. The employment agreement included a provision allowing the Company to reduce the payment to which Ms. Anderson would have been entitled upon a Change-in-Control transaction to the extent needed for her to avoid paying an excise tax under Internal Revenue Code Section 280G, unless she would have been better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Ms. Anderson’s employment agreement provided that the Company would, on the initial closing date of its initial public offering, grant her an option to purchase 427,001 shares of common stock that is exercisable at the initial public offering price; however such stock option was not granted at the time of the initial public offering because the vesting criteria had not been established. In lieu of such stock option, on March 11, 2022, the Company granted Ms. Anderson a stock option to purchase up to 427,001 shares of common stock at an exercise price equal to $3.47 per share (which is the closing price of the Company’s common stock on the date of grant) and was scheduled to vest in three installments in amounts as nearly equal as possible on the six month, one year and two year anniversaries of the date of grant subject to her continuing to be employed by the Company through the applicable vesting date. The stock option terminated upon the termination of her employment with the Company.

Ms. Anderson’s employment agreement contained customary confidentiality and intellectual property covenants and a non-competition restriction that provided, among other things, that Ms. Anderson would not engage in a competitive business or solicit our employees or consultants for a period of one year after termination of employment. For such purpose, “competitive” business means a business primarily engaged in the development, production, marketing and/or sale of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle.

Ms. Anderson’s employment with the Company terminated on June 8, 2022.

Ellen Scipta Employment Agreement

On March 24, 2022, the Company entered into an employment agreement with Ellen Scipta pursuant to which she commenced employment with the Company on March 30, 2022 and was appointed as the Company’s Chief Financial Officer on March 31, 2021. Under her employment agreement, which was for an indefinite term, Ms. Scipta was entitled to receive annual base salary of $255,000 and was eligible to receive an annual cash bonus commencing in 2022, the target amount of which was to be equal to 65% of her base salary. The Company agreed that the actual cash bonus for 2022 would be at least $50,000. Ms. Scipta was also eligible to receive additional discretionary bonuses based upon her performance on behalf of the Company and/or the Company’s performance in such amounts, in such manner and at such times as may be determined by the Board of Directors or a committee thereof.

While employed by the Company, and commencing in 2023, the Company agreed to make annual grants to Ms. Scipta of (i) restricted stock unit awards having a value equal to 35% of her base salary (as determined in good faith by the Company’s Board of Directors or a committee thereof), which would vest one-third annually commencing on the first anniversary of the date of grant, and (ii) stock options, exercisable at fair market value on the grant date, having a value equal to 70% of her base salary (as determined in good faith by the Company’s Board of Directors or a committee thereof), which would vest one-third annually commencing on the first anniversary of the date of grant and the per share exercise price for such Stock Option would be equal to the closing price as of the date of grant. Ms. Scipta was also eligible to receive annual and periodic equity-based compensation awards, with the amount of such awards granted and the terms and conditions thereof to be determined from time to time by and in the sole discretion of the Company’s Board of Directors or a committee thereof, and she was eligible to participate in the standard benefits which the Company generally provides to its full-time employees under its applicable plans and policies.

Upon commencement of her employment on March 30, 2022, Ms. Scipta was granted (i) a 100,000 share restricted stock award, which was subject to transfer and forfeiture restrictions, one-third of which lapsed on the date of grant, and one-third of which was scheduled to lapse on each of the one-year and two-year anniversary of the date of grant, and (ii) a 200,000 share stock option award, one-third of which vested on the date of grant, and one-third of which was scheduled to lapse on each of the one-year and two-year anniversary of the date of grant. The stock option had an exercise price equal to $3.30 (the fair market value of the Company’s common stock on the date of grant). Upon the termination of Ms. Scipta’s employment with the Company, the unvested portion of her restricted stock award was forfeited and her stock option terminated.

Under her employment agreement, if Ms. Scipta’s employment was terminated by the Company for any reason other than Cause (as defined in the employment agreement), or Ms. Scipta resigned as an employee of the Company for Good Reason (as defined in the employment agreement), so long as she signed and did not revoke a release agreement, she would be entitled to receive severance in the form of continued base salary and bonus payments over a period of six months. In addition, if Ms. Scipta’s employment was terminated by the Company (or its successor) for a reason other than for Cause or as a result of her death or disability, or she voluntarily terminates her employment for Good Reason, in either case within twelve months following the occurrence of a Change in Control (as defined in the employment agreement) or within 90 days prior to a Change in Control, the vesting of all outstanding unvested equity-based incentive awards would accelerate. The employment agreement included a provision allowing the Company to reduce the payment to which Ms. Scipta would be entitled upon a Change-in-Control transaction to the extent needed for her to avoid paying an excise tax under Internal Revenue Code Section 280G, unless she would be better off, on an after-tax basis, receiving the full amount of such payments and paying the excise taxes due.

Ms. Scipta’s employment agreement contained customary confidentiality and intellectual property covenants and a non-competition restriction that provides, among other things, that Ms. Scipta will not engage in a competitive business or solicit our employees or consultants for a period of one year after termination of employment. For such purpose, “competitive” business means a business primarily engaged in the development, production, marketing and/or sale of wine varietals and brands that are primarily marketed to consumers as embodying a connection to health, wellness and/or an active lifestyle in the United States and in any other country or U.S. territory in which the Company does business during the term of Ms. Scipta’s employment with the Company.

Ms. Scipta’s resigned and her employment with the Company terminated on June 24, 2022.

Fresh Vine Wine, Inc. 2021 Equity Incentive Plan

We have adopted our 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan authorizes the granting of stock-based awards to purchase up to 1,800,000 shares of our common stock. Under the 2021 Plan, our Board of Directors or a committee of one or more non-employee directors designated by our board will administer the 2021 Plan and will have the power to make awards, to determine when and to whom awards will be granted, the form of each award, the amount of each award, and any other terms or conditions of each award consistent with the terms of the 2021 Plan. Awards may be made to our employees, directors and consultants. The types of awards that may be granted under the 2021 Plan will include incentive and non-qualified stock options, restricted and unrestricted stock, restricted and unrestricted stock units, stock appreciation rights, performance units and other stock-based awards. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the Board of Directors or committee in their sole discretion.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2022:

	Options					Restricted Stock Units
	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units of Stock That Have Not Vested	Market Value Of Units of Stock That Have Not Vested
Rick Nechio	11/30/2021	—	375,001	$10.00	11/30/2031	—	—
Elliot Savoie	9/1/2022	17,323	52,569	$3.04	9/1/2032	—	—
Janelle Anderson	N/A	—	—	N/A	N/A	—	—
Ellen Scipta	N/A	—	—	N/A	N/A	—	—

DIRECTOR COMPENSATION

Prior to our December 2021 initial public offering, our directors did not receive compensation for serving as members of our Board of Directors. Effective March 2, 2022, we granted 10,000 restricted stock units (“RSUs”) under the Company’s 2021 Equity Incentive Plan to each of our seven directors serving at such time as compensation for their services as directors of the Company during 2022. Each RSU represented the right to receive one share of Common Stock from the Company upon vesting, with vesting occurring on June 18, 2022. The Board of Directors (or a compensation committee thereof) will periodically reevaluate the form and amount of director compensation and make adjustments that it deems to be appropriate. We will also reimburse our directors for reasonable expenses incurred in the performance of the directors’ services to us upon submission of invoices and receipts for such expenses.

The Company adopted a new director compensation program commencing in 2023. Under this program, the Company pays quarterly cash compensation of $5,000 to each non-employee member of our Board of Directors, which is paid in quarterly installments in arrears on the last day of each calendar quarter (or, if not a business day, then the next business day), prorated for partial quarterly periods as appropriate (the “Director Fees”). In addition, on April 1, 2023 (or as soon as was administratively possible thereafter), each non-employee member of the Board of Directors received a grant of 20,000 shares of restricted stock. The restricted stock vested with respect to 5,000 shares on the grant date, and will vests with respect to 5,000 shares on each of July 1, 2023, October 1, 2023 and January 1, 2024, subject to the directors’ continuing to serve as a director through the applicable vesting date.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board of Directors by our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Damian Novak(2)	—	40,800	40,800
Rick Nechio(3)	—	40,800	40,800
Eric Doan	—	40,800	40,800
Michael Pruitt	—	40,800	40,800
Brad Yacullo	—	40,800	40,800
David Yacullo	—	40,800	40,800
Janelle Anderson(4)	—	40,800	40,800

____________

(1)      The amounts reported represent compensation expense recognized for financial statement purposes under ASC Topic 718. In the case of each of our directors, the stock award (in the form of an RSU) was granted on March 2, 2022. For a discussion of the assumptions relating to our valuations of stock awards and stock options, please see Note 9 to the interim financial statements included in this prospectus. These costs reflect our accounting expense for these stock options and do not correspond to the actual value that may be recognized by the directors.

(2)      Mr. Novak ceased serving as a director on March 14, 2023.

(3)      Mr. Nechio ceased serving as a director on February 20, 2023.

(4)      Ms. Anderson ceased serving as a director on November 4, 2022.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Independence of Directors

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, our Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies set forth above.

Our Board of Directors periodically reviews relationships that directors have with our Company to determine whether our directors are “independent directors” as such term is defined in Section 803 of the NYSE American LLC Company Guide. Our Board of Directors has determined that each of Eric Doan, Brad Yacullo and David Yacullo is an independent director. In making this determination, the Board of Directors considered the relationships that such individuals have with our Company and other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including ownership interests in us. Under Section 803A of the NYSE American Company Guide, employment by a director as an executive officer on an interim basis does not disqualify that director from being considered independent following such employment, provided the interim employment does not last longer than one year; however a director is not considered independent while serving as an interim officer. As a result, the Board of Directors has determined that Michael Pruitt is not independent while serving as interim Chief Executive Officer.

Board Leadership Structure and Risk Oversight

Damian Novak, one of our founders, served as Executive Chair of our Board of Directors from our December 2021 initial public offering until February 20, 2023. Effective February 20, 2023, our Board of Directors appointed Michael Pruitt to serve as Non-Executive Chair of the Board of Directors. At the time, we believed that having a chair separate from the Chief Executive Officer created an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders. On July 19, 2023, the Board of Directors appointed Michael Pruitt to serve as our interim Chief Executive Officer following the termination of employment of our prior Chief Executive Officer. Given the current streamlined composition of the Company’s executive management and the Board of Directors, we believe that having Mr. Pruitt serve in such capacities provides for efficiency in pursuing the Company’s objectives, while being subject to oversight by the full Board of Directors, which monitors whether management’s actions are in the best interests of the Company and our stockholders.

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2022, the Board of Directors held nine meetings and took action by written action on one occasion. Each director serving on our Board attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served which were held during 2022 (or the portion thereof that he or she served as a director or committee member).

Although we do not have any formal policy regarding director attendance at stockholders’ meetings, we encourage such attendance by members of the Board. At the 2022 annual stockholders’ meeting, which is the only stockholders’ meeting held since the Company’s December 2021 initial public offering, one member of the Board, Rick Nechio, was in attendance.

Our Board of Directors has a standing audit committee, compensation committee nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board of Directors, which are available on our website at ir.freshvinewine.com/info/.

Audit Committee

The audit committee is responsible for overseeing financial reporting and related internal controls, risk, and ethics and compliance, including but not limited to review of filings and earnings releases, selection and oversight of the independent registered public accounting firm, oversight of internal audit, interactions with management and the board, and communications with external stakeholders. During 2022, was composed of Eric Doan and Michael D. Pruitt, with Mr. Doan serving as Chair of the committee. Upon his appointment as interim Chief Executive Officer In July 2023, Mr. Pruitt ceased serving on the audit committee and was replaced by David Yacullo. Our Board of Directors has determined that each of Messrs. Doan and David Yacullo meet the definition of “independent director” under the rules of the NYSE American and under Rule 10A-3 under the Exchange Act and that each is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Exchange Act.

During 2022, the audit committee met four times and took action by written action on one occasion.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2022 with Company management. The Audit Committee has discussed with representatives of Wipfli LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has received the written disclosures and the letter from Wipfli LLP required by applicable requirements of the PCAOB regarding Wipfli LLP’s communications with the Audit Committee concerning independence, and has discussed with Wipfli LLP its independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

This report has been furnished by the Audit Committee of the Board of Directors.

The Audit Committee:
Eric Doan (Chair)
David Yacullo

This report is not “soliciting material,” is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The compensation committee is responsible for establishing the compensation philosophy and ensuring that elements of our compensation program encourage high levels of performance among the executive officers and positions the Company for growth. The compensation committee ensures our compensation program is fair, competitive, and closely aligns the interests of our executive officers with the Company’s short and long-term business objectives. The compensation committee is responsible for determining the compensation of our officers and directors, or recommending that such compensation be approved by the full Board of Directors. Our Chief Executive Officer may not be present during voting or deliberations regarding the Chief Executive Officer’s compensation. The compensation committee also administers the Company’s equity incentive plans and approves all equity grants made thereunder. Our compensation committee is composed of one director, Eric Doan, who is an “independent director” under the rules of the NYSE American.

During 2022, the compensation committee took action by written action on six occasions.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for selecting directors to be nominated for election to our Board of Directors or recommending such nominees for selection by the full board. The nominating and corporate governance committee is also responsible for board effectiveness and governance, with duties that include board succession planning, director recruiting, shaping the Company’s governance policies and practices, and director education and self-evaluations. Our nominating and corporate governance committee is composed of one director, Eric Doan.

During 2022, the nominating and corporate governance committee took action on one occasion related to approving the slate of director nominees for election at the Company’s 2022 annual stockholders’ meeting.

Director Nomination Process

The nominating and corporate governance committee is authorized to recruit and consider director candidates and present qualified candidates to the full Board of Directors for consideration. There is no fixed process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the nominating and corporate governance committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, general business and industry experience, ability to act on behalf of stockholders, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating board nominees.

Qualified candidates will be considered without regard to race, color, religion, sex, sexual orientation, ancestry, national origin or disability, and the nominating and corporate governance committee will consider director candidates recommended by security holders. If the nominating and corporate governance committee approves a candidate for further review following an initial screening, the nominating and corporate governance committee will establish an interview process for the candidate. Generally, the candidate will meet with other members of the Board, and management, including our Chief Executive Officer. The nominating and corporate governance committee will consider reports of the interviews and other assessments to determine whether to recommend the candidate to the full Board. The corporate governance and nominating committee will also take into consideration the candidate’s personal attributes, including, without limitation, personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in our good corporate citizenship and image, time available for meetings and consultation on our matters and willingness to assume broad, fiduciary responsibility.

Recommendations for candidates to be considered for election to the Board of Directors at our annual stockholders’ meetings may be submitted to the nominating and corporate governance committee by our stockholders. Under our bylaws, in order to make such a recommendation, a stockholder must submit the recommendation in writing to the Chair of the nominating and corporate governance committee, in care of our Secretary, P.O. Box 78984, Charlotte, NC 28271, at least 120 days prior to the mailing date of the previous year’s annual meeting proxy statement, except that if no annual meeting was held in the immediately preceding year or if the date of the annual meeting in the current fiscal year has been changed by more than 30 calendar days from the corresponding date of such meeting in the preceding fiscal year, the recommendation must be received not less than 30 days prior to the date of the current year’s annual meeting; provided further, that in the event that less than 40 days’ notice of the date of the meeting is given or made to stockholders, the recommendation must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed.

A stockholder’s nomination must also satisfy the substantive requirements set forth in our bylaws. See the disclosure set forth later in this Proxy Statement under the heading “Proposals Of Stockholders.”

Ability of Stockholders to Communicate with our Board of Directors

Our Board of Directors has established means for stockholders and others to communicate with our Board of Directors. Communications to the directors should be submitted in writing and sent care of the Company’s Secretary to Fresh Vine Wine, Inc., P.O. Box 78984, Charlotte, NC 28271 Communications received in this manner will be handled in accordance with procedures approved by the Board. Under these procedures, communications from stockholders are distributed as appropriate by the Company’s Secretary to the appropriate director or directors. In most instances, stockholder communications regarding concerns with the Company’s financial statements, accounting practices or internal controls will be distributed to the Chair of the Company’s Audit Committee, stockholder communications regarding concerns with the Company’s governance practices, business ethics or corporate conduct will be distributed to the Chair of our nominating and corporate governance committee, and communications regarding our executive compensation policies and programs will be distributed to the Chair of our nominating and corporate governance committee.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The following table sets forth information with respect to the beneficial ownership of our common stock and Series A Preferred Stock as of the record date for (a) each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding shares of common stock and Series A Preferred Stock, (b) each member of our Board of Directors, (c) each of our “named executive officers” as identified in the summary compensation table, and (d) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by that person.

The percentage of beneficial ownership shown in the table is based on 15,976,227 shares of common stock and 8,000 shares of Series A Preferred Stock outstanding as of the record date for the annual meeting.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Fresh Vine Wine, Inc., P.O. Box 78984, Charlotte, NC 28271.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Shares of Series A Preferred Stock Beneficially Owned(1)	Percentage of Common Stock	Percentage of Series A Preferred Stock(13)
Directors and executive officers:
Michael D. Pruitt	30,000	(2)	0	*	—
Keith Johnson	0		0	*	—
Rick Nechio	1,573,472	(3)	0	9.85%	—
Eric Doan	30,000	(2)	0	*	—
Brad Yacullo	30,000	(2)	0	*	—
David Yacullo	30,000	(2)	0	*	—
All directors and executive officers as a group (6 persons)	1,693,472		0	10.60%	—

Other named executive officers:
Elliot Savoie(4)	69,892	(5)	0	*	—
Janelle Anderson(6)	17,676	(7)	0	*	—
Ellen Scipta(8)	0	(7)	0	*	—

Other 5% stockholders
CSS, LLC(9)	1,566,480	(10)	0	9.22%	—
NYF Group, Inc.(11)	4,096,000	(12)	4,000	20.41%	50.0%
EROP Enterprises, LLC(13)	4,096,000	(12)	4,000	20.41%	50.0%
Nina Dobrev	1,450,622	(14)	0	9.08%	—
Julianne Hough	1,207,574	(15)	0	7.56%	—

____________

*        Less than 1%

(1)      The holders of Series A Preferred Stock vote with the common stock as a single class on all matters being submitted to a vote of stockholders at the annual meeting. The shares of Series A Preferred Stock vote on an adjusted as-converted to common stock basis. For purposes of determining voting rights, each share of Series A Preferred Stock is convertible into the number of shares common stock (“Conversion Shares”) calculated by dividing the “Stated Value” of $100.00 (plus the amount of accrued dividends on such shares of Series A Preferred Stock) by an assumed conversion price of $0.47, taking into account, however, certain conversion limitations set forth in the Certificate of Designation of Preferences, Rights and Limitations

of Series A Convertible Preferred Stock. Please refer to the discussion in the “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING” section of this proxy statement under “Who can vote at the annual meeting?” and “How many votes do I have?” for a description of the voting power of the Series A Preferred Stock.

(2)      Includes 10,000 shares that were or are subject to transfer and forfeiture restrictions that lapse as follows: 5,000 shares on October 1, 2023 and 5,000 shares on January 1, 2024.

(3)      Based solely on a Form 4 filed by Mr. Nechio on February 21, 2023.

(4)      Mr. Savoie ceased to serve as an executive officer of the Company effective August 31, 2022.

(5)      Includes 69,892 shares issuable upon the exercise of stock options that are either vested or scheduled to vest in the next 60 days.

(6)      Ms. Anderson’s employment with the Company terminated on June 8, 2022 and she ceased her service as a director on November 4, 2022.

(7)      Based solely on the listing of registered stockholders maintained by the Company’s transfer agent.

(8)      Ms. Scipta’s employment with the Company terminated on June 24, 2022.

(9)      The address of CSS, LLC is 175 W. Jackson Blvd, Suite 440, Chicago, IL 60604.

(10)    Includes 556,384 shares of common stock as reported on a Form 4 filed by CSS, LLC on September 18, 2023 and warrants to purchase 1,010,096 shares of common stock that are currently exercisable, as reported on a Schedule 13G filed by CSS, LLC on September 18, 2023.

(11)    The address of NYF Group, Inc. is 98 Cuttermill Road, Suite 441S, Great Neck, NY 11021.

(12)    Includes 4,096,000 shares issuable upon conversion of shares of Series A Preferred Stock as of the record date. Among other conversion limitations, the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock contains “blocker” provisions that limits the holder(s)’ ability to convert the Series A Preferred Stock to the extent that such exercise would cause the stockholder’s and certain related parties’ beneficial ownership in the Company to exceed 4.99% of the Company’s shares outstanding, as well as conversion limitations resulting from the Exchange Share Cap and the Individual Holder Share Cap described in the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock and summarized in the “QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING” section of this proxy statement under “Who can vote at the annual meeting?” and “How many votes do I have?” The calculation of beneficial ownership does not take into account the effect of such “blocker” provisions or other conversion limitations.

(13)    The address of EROP Enterprises, LLC is 30000 Millcreek Avenue, Suite 375, Alpharetta, GA 30022.

(14)    Consists of shares held by the Nina Dobrev Trust dated September 17, 2018, of which Nina Dobrev serves as trustee. Ms. Dobrev has sole voting and dispositive power with respect to the shares held by the Nina Dobrev Trust.

(15)    Consists of shares held by Jaybird Investments, LLC, a limited liability company wholly-owned by Julianne Hough. Ms. Hough has sole voting and dispositive power with respect to the shares held by Jaybird Investments, LLC.

CERTAIN TRANSACTIONS

Related Party Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related party transactions. Under the policy, our audit committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions.

Transactions with Related Persons

In addition to the compensation arrangements discussed in this Proxy Statement under the caption “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

•        we have been or are to be a participant;

•        the amount involved exceeds or will exceed $120,000; and

•        any of our directors, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals had or will have a direct or indirect material interest.

Description of Founder Related Party Payables

Since the Company’s inception in May 2019, Damian Novak, our former Executive Chairman and co-founder, and affiliates of Mr. Novak have incurred expenses on our behalf or advanced funds to us from time to time as needed to satisfy our working capital requirements and expenses. The reimbursable expenses and advances were reflected as related party payables on our balance sheet and were not evidenced promissory notes or other written documentation. We used a portion of the proceeds from our initial public offering to repay approximately $2.0 million, representing the entire outstanding amount of these related party payables, net of related party receivables that Mr. Novak and his affiliates owed to us at that time.

Arrangement with Rabbit Hole Equity, L.L.C.

Through October 31, 2022, our principal executive offices located in Minneapolis, Minnesota were leased by Rabbit Hole Equity, L.L.C., a Texas limited liability company that serves as a family office that manages a portfolio of business investments held by Damian Novak and his affiliates (“Rabbit Hole Equity”), and a portion of Rabbit Hole Equity’s lease payments were allocated to the Company. Effective November 1, 2022, we terminated this lease arrangement.

License Agreements with Nina Dobrev and Julianne Hough

In March 2021, we entered into five-year license agreements with each of Nina Dobrev and Jaybird Investments, LLC, an entity managed by Julianne Hough, which were amended in November 2021 in connection with our initial public offering (as so amended, the “License Agreements”), pursuant to which Ms. Dobrev and Ms. Hough, respectively, each agreed to use commercially reasonable efforts to help grow and promote our business and varietals of wine and granted us a license to use her pre-approved name, likeness, image, and other indicia of identity, as well as certain content published by her on her social media or other channels, on and in conjunction with the sale and related pre-approved advertising and promotion of our varietals of wine and marketing materials. Under the License Agreements, each of Ms. Dobrev and Ms. Hough were entitled to an annual license fee equal to $300,000 per year commencing upon the completion of our initial public offering. Ms. Dobrev and Ms. Hough had the right to terminate their respective License Agreements prior to the scheduled expiration date upon a material breach by the Company that is not cured within 30 days after receiving notice of such breach. The License Agreements are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2023 under the caption “Item 13. Certain Relationships and Related Party Transaction, and Director Independence — Transactions with Related Parties.”

On August 8, 2023, the Company received written letters from each of Ms. Dobrev and Jaybird Investments, LLC, notifying the Company that they were terminating the License Agreements prior to the scheduled expiration dates, effective September 7, 2023 (the “Termination Date”). Pursuant to the License Agreements, upon termination of thereof, the rights and licenses granted under thereunder were revoked, and the Company must cease the marketing and sale of products that feature the licensor’s name, likeness, image, and other indicia of identity, provided that the Company may continue to use approved marketing materials and sell off the remaining product inventory for a sell-off period of up to 90 days.

Founders’ Option Agreements

Effective November 30, 2021, we entered into stock option agreements with four of our co-founders, Damian Novak, Rick Nechio, Nina Dobrev and Julianne Hough. In connection with these agreements, we have established a founders’ option pool comprised of 1,500,004 shares of our common stock, which will represent 15% of our outstanding common stock immediately prior to our initial public offering (the “Founders’ Option Pool”). Under the agreements, each co-founder was granted a ten-year option to purchase 25% of the shares comprising the Founders’ Option Pool.

The options are exercisable, subject to the satisfaction of vesting conditions, at a price per share equal to $10.00 (our initial public offering price). The options will vest, if at all, during the three year period that commenced on December 17, 2021 (the closing date of our initial public offering) and ending on the third anniversary thereof (the “Performance Period”), with 20% of the option shares vesting upon the average of the closing sale prices of our common stock over a period of ten consecutive trading days being equal to or greater than the applicable price set forth in the following schedule (each a “Trigger Price”):

Percent of Shares To Be Vested	Trigger Price
20%	$20.00
20%	$30.00
20%	$40.00
20%	$50.00
20%	$60.00

All portions of the options that have not vested prior to the expiration of the Performance Period and all of co-founders’ rights to and under such non-vested portions of the options will terminate upon such expiration. In addition, if, prior to any vesting date, a co-founder ceases to provide services to the Company either as a member of our Board of Directors a Company employee (with respect to Messrs. Novak and Nechio) or a Company ambassador and licensor under such co-founder’s license agreement with the Company (with respect to Ms. Dobrev and Ms. Hough), that portion of such co-founder’s option scheduled to vest on such vesting date, and all portions of such option scheduled to vest in the future, will not vest and all of such co-founder’s rights to and under such non-vested portions will terminate. Upon his resignation as a director of the Company, the 375,001 share option granted to Mr. Novak pursuant to his Founder Option Agreement, none of which was vested, terminated. Upon the termination of their respective license agreements with the Company, the 375,001 share option granted to each of Ms. Dobrev and Ms. Hough pursuant to her Founder Option Agreement, none of which was vested, terminated.

Service Agreement with Appellation Brands, LLC

In October 2021, the Company entered into a service agreement with Appellation Brands, LLC, a limited liability company of which Nechio & Novak, LLC was the majority member. Nechio & Novak, LLC is a limited liability company of which Damian Novak and Rick Nechio were co-founders and collectively the majority members. Under the service agreement, the Company provided representation and distribution services. We provided access to new markets and retail and wholesale customers to Appellation Brands, LLC. In exchange for these services, we earned management fees of $50,000 per month plus a tiered fee ranging between $5.00 and $6.50 per case of the products sold. The term of the agreement was one year and automatically renewed for additional one-year periods until terminated by either party with thirty days prior written notice. As of December 31, 2021, the Company had recognized $153,075 in service revenue related to this agreement. For the year ended December 31, 2022, the Company recognized $297,224 in service revenue related to this agreement. In September 2022, the Company entered into a new distribution agreement with Appellation Brands, LLC, to purchase approximately $195,000 of wine inventory and sell directly to our customers.

Consulting Services Agreement with FELCS, LLC

On January 1, 2022, we entered into a consulting services agreement with FELCS, LLC, a limited liability company owned by Damian Novak, to provide consulting and advisory services to us, including, among other things, assisting in and advising on the development of our marketing plans, materials and objectives, assisting in the development and implementation of our growth strategies and processes, and advising on our systems, policies and procedures. As compensation for such services, we pay FELCS, LLC a $25,000 monthly consulting fee. The consulting services agreement has an initial term of one year and was to be automatically renewed for additional one year periods unless either party gave the other written notice of non-renewal at least 30 days prior to the end of the then current term, and could be terminated by either party upon 30 days prior written notice. For the year ended December 31, 2022, the Company recognized $275,000 in total expense related to this agreement. This consulting agreement was terminated at the end of November 2022.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements (the “Indemnification Agreements”) with each of our current and former officers and directors. The Indemnification Agreements clarify and supplement indemnification provisions already contained in the Company’s bylaws (the “Bylaws”) and generally provide that the Company shall indemnify the indemnitees to the fullest extent permitted by applicable law, subject to certain exceptions, against expenses, judgments, fines and other amounts actually and reasonably incurred in connection with their service as a director or officer and also provide for rights to advancement of expenses and contribution.

Founder Vendor-related Share Forfeitures

In December 2022, Rick Nechio and Damian Novak, who were officers, directors and two of the Company’s founders, together agreed to forfeit and transfer back to the Company without consideration 970,000 shares of common stock of the Company held by them, to enable the Company to preserve cash by issuing such number of shares to certain of the Company’s service providing vendors without subjecting the Company’s other stockholders to dilution therefrom.

Founder Anderson Consulting-related Forfeitures

In conjunction with entering into a litigation settlement agreement with Janelle Anderson in February 2023, Rick Nechio and Damian Novak entered into Agreements to Forfeit Shares of Common Stock (the “Forfeiture Agreements”) pursuant to which each agreed to forfeit and transfer back to the Company without consideration 250,000 shares of common stock of the Company held by them (a total of 500,000 shares), to enable the Company to issue the shares of common stock to Ms. Anderson as consideration for consulting services without subjecting the Company’s other stockholders to dilution therefrom.

Consulting Agreement with Whetstone Consulting

Effective February 20, 2023, the Company’s Board of Directors elected Michelle Hawkins Whetstone as a director of the Company. Ms. Whetstone is the spouse of Jamey Whetstone, who has served as the Company’s winemaker. On June 12, 2019, we entered into a consulting agreement with Whetstone Consulting, through which Mr. Whetstone does business, which agreement was subsequently amended on May 15, 2020, as amended and restated on March 16, 2021 and further amended and restated on April 13, 2022 (the “Whetstone Consulting Agreement”). See “Item 1 — Business — Consulting Agreement with Whetstone Consulting” in our Annual Report on Form 10-K for the year ended December 31, 2022 for a description of the Whetstone Consulting Agreement. The Whetstone Consulting Agreement was terminated in May 2023 upon the commencement of Mr. Whetstone’s employment with the Company. Ms. Whetstone resigned as a director of the Company on July 17, 2023.

Stock-based Vendor Compensation Arrangements

In December 2022, we entered into agreements with certain of our vendors pursuant to which we agreed to issue a total of 970,000 shares of our common stock to such vendors as soon as practicable after the dates of the agreements. Pursuant to the agreements with certain of such vendors, we have agreed to issue up to an additional 1,030,000 shares of common stock upon our achieving specified revenue-related performance objectives within identified timeframes, as outlined below. Of such 1,030,000 shares, (i) 50,000 shares would be issued upon our

Company recognizing an aggregate of $4 million in total revenue from and after October 25, 2022, (ii) a total of 730,000 shares would be issued upon our Company recognizing an aggregate of $10 million in total revenue during the two year period expiring in December 2024, and (iii) an additional 250,000 shares would be issued upon our Company recognizing an aggregate of $15 million in total revenue during the three year period expiring in December 2025.

On December 15, 2022, we entered into a Consulting Agreement with Tribe of Five, LLC (“Tribe of Five”), then a holder of more than five percent of our common stock, pursuant to which Tribe of Five agreed to advise us with respect to our sales, marketing and distribution efforts, including assisting with managing our relationships with certain of our third party vendors, for an initial term of three years. As compensation, we agreed to issue 120,000 shares of our common stock to Tribe of Five as soon as practicable after entry into the Consulting Agreement, and have agreed to issue an additional 180,000 shares of our common stock to Tribe of Five upon our recognizing an aggregate of $10 million in total revenue during the first two years of the term of the Consulting Agreement. The shares issued and issuable to Tribe of Five under the Consulting Agreement comprise a portion of the shares issued or issuable to our vendors, as described in the immediately preceding paragraph.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file electronically reports of ownership and changes in ownership of such securities with the SEC. Based on review of the copies of Forms 3 and 4 (and amendments thereto, if any) filed electronically with the SEC during the year ended December 31, 2022 and Forms 5 (and amendments thereto, if any) filed electronically with the SEC with respect to such year, or written representations that no Forms 5 were required, we believe that the following is the list of our officers, directors and greater than ten percent beneficial owners who have failed to file on a timely basis all Section 16(a) filing requirements during the fiscal year ended December 31, 2022: Janelle Anderson filed a Form 4 on January 3, 2022 which was due on December 31, 2021; Nechio & Novak LLC filed a Form 4 on July 29, 2022 which was due on July 22, 2022; Janelle Anderson filed a Form 4 on August 29, 2022 which was due on August 26, 2022; James Spellmire filed a Form 3 on September 13, 2022 which was due on September 12, 2022; and Janelle Anderson filed a Form 4 on September 21, 2022 which was due on September 19, 2022.

PROPOSALS OF STOCKHOLDERS

Proposals by stockholders (other than director nominations) that are submitted for inclusion in our proxy statement for our 2024 annual stockholders’ meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Bylaws. To be timely under Rule 14a-8, a stockholder proposal must be received by our Secretary at P.O. Box 78984, Charlotte, NC 28271, by July 9, 2024. However, if the date of our 2024 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2024 annual stockholders’ meeting, which deadline will be disclosed prior to such in one of our SEC filings.

Under our Bylaws, if a stockholder does not submit a proposal for inclusion in our proxy statement but does wish to propose an item of business to be considered at our annual stockholders’ meeting (including director nominations), that stockholder must have given timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 calendar days before the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which the Company’s notice of meeting and related proxy statement were released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no meeting was held in the immediately preceding year or if the date of the annual meeting in the current year varies by more than 30 calendar days’ from the corresponding date of such meeting in the preceding fiscal year, such notice by the stockholder proposing business to be brought before the meeting of the stockholders must be received not less than 30 days prior to the date of the current year’s annual meeting; provided, that in the event that less than 40 days’ notice of the date of the meeting is given to stockholders, to be timely, a stockholder’s notice of business to be brought before the meeting must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed.

Notices of stockholder proposals and stockholder nominations for directors must comply with the informational and other requirements set forth in our Bylaws as well as applicable statutes and regulations. Due to the complexity of the respective rights of the stockholders and our Company in this area, any stockholder desiring to propose actions or nominate directors is advised to consult with his or her legal counsel with respect to such rights. We suggest that any such proposal be submitted by certified mail return receipt requested.

DISCRETIONARY PROXY VOTING AUTHORITY/
UNTIMELY STOCKHOLDER PROPOSALS

Rule 14a-4(c) promulgated under the Securities and Exchange Act of 1934 governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that the stockholder has not sought to include in our proxy statement. The Rule provides that if a proponent of a proposal fails to notify us of the proposal at least 45 days before the date of mailing of the prior year’s proxy statement, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

With respect to our 2024 annual stockholders’ meeting, if we are not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in our proxy statement, by September 22, 2024, the management proxies will be allowed to use their discretionary authority as outlined above. However, if the date of our 2024 annual stockholders’ meeting is changed by more than 30 days from the date of the annual meeting, then the deadline for submitting a stockholder proposal will be a reasonable time before we begin to print and send our proxy materials for our 2024 annual stockholders’ meeting.

SOLICITATION

We will bear the cost of preparing, assembling and mailing the proxy, proxy statement, Annual Report and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they may be reimbursed by us for their expenses in doing so. Proxies may be solicited personally, by email or by special letter.

The Board of Directors does not intend to present to the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the proxy statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Fresh Vine Wine, Inc., P.O. Box 78984, Charlotte, NC 28271, telephone: (855) 766-9463. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

By Order of the Board of Directors
/s/ Michael Pruitt
Michael Pruitt
Interim Chief Executive Officer

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000001 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 AM, ET, on December 13, 2023 Online Go to www.investorvote.com/VINE or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/VINE Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2023 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommend a vote FOR all the nominees A listed and FOR Proposal 2. 1. Election of Directors: 01 - Michael Pruitt 04 - David Yacullo For Withhold 02 - Eric Doan For Withhold 03 - Brad Yacullo For Withhold 2. To ratify the appointment of Wipfli LLP as the independent registered public accounting firm of the Company for fiscal 2023 For Against Abstain B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 4 1 B V 5 9 1 1 5 8 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03W9YB

2023 Annual Meeting Admission Ticket 2023 Annual Meeting of Fresh Vine Wine, Inc. Shareholders December 13, 2023, 10:00 am ET 4539 Hedgemore Dr. Charlotte, NC 28209 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/VINE IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Fresh Vine Wine, Inc. Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — December 13, 2023 Michael Pruitt and Keith Johnson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Fresh Vine Wine, Inc. to be held on December 13, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas 2023 Annual Meeting Proxy Card A 1. Election of Directors: T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2. For Withhold For Withhold For Withhold + 01 - Michael Pruitt 04 - David Yacullo 02 - Eric Doan 03 - Brad Yacullo 01 2. To ratify the appointment of Wipfli LLP as the independent registered public accounting firm of the Company for fiscal 2023 For Against Abstain Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 03W9ZA 1 U P X 5 9 1 1 5 8

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: https://ir.freshvinewine.com/ir/events/ T IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. T Fresh Vine Wine, Inc. Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — December 13, 2023 Michael Pruitt and Keith Johnson, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Fresh Vine Wine, Inc. to be held on December 13, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)